From: Rick Turner [rturner@aabcompany.com]
Sent: Wednesday, April 20, 2005 3:14 PM
To: denise@achusa.com
Subject: FWD: ACCEPTED FORM TYPE ID-NEWCIK (9999999996-05-007691)

---------- Original Message ----------------------------------
From: Edgar.Postmaster@sec.gov
Date:  Wed, 23 Mar 2005 12:10:00 -0500 (EST)


THE FOLLOWING SUBMISSION HAS BEEN ACCEPTED BY
THE U.S. SECURITIES AND EXCHANGE COMMISSION.


COMPANY:       AAB NATIONAL CO
FORM TYPE:     ID-NEWCIK            NUMBER OF DOCUMENTS: 1
RECEIVED DATE: 21-Mar-2005 16:23    ACCEPTED DATE:       23-Mar-2005 12:10
TEST FILING:   NO                   CONFIRMING COPY:     NO

ACCESSION NUMBER: 9999999996-05-007691

PLEASE REFER TO THE ACCESSION NUMBER LISTED ABOVE FOR FUTURE INQUIRIES.

REGISTRANT(S):

   1. CIK:        0001321506
      COMPANY:    AAB NATIONAL CO
      FORM TYPE:  ID-NEWCIK

SUMMARY OF CHANGES:

Your application for access to EDGAR has been accepted. Your CIK is 0001321506. Please connect to the EDGAR Filer Management URL
     https://www.filermanagement.edgarfiling.sec.gov
to generate EDGAR access codes using your CIK and passphrase.

------------------------------- NOTICE ---------------------------------

URGENT: Verify that all of your addresses on the EDGAR database are correct. An incorrect address in the EDGAR Accounting Contact Name and Address information may result in your fee Account Activity Statement being returned to the SEC as undeliverable. Please correct outdated addresses via the EDGAR filing website.

The EDGAR system is available to receive and process filings from 6:00 a.m. to 10:00 p.m. Eastern Time on business days. Filer Support staff members are available to respond to requests for assistance from 7:00 a.m. to 7:00 p.m. Eastern Time.

We strongly encourage you to visit the Filing Website at https://www.edgarfiling.sec.gov. You can download our current version of the EDGARLink/Windows software and templates, the Filer Manual, receive on-line help, and access Frequently Asked Questions.